Exhibit  21.1   Subsidiaries

The Company has a wholly-owned subsidiary, Eureka Media & Trading, Inc., formed in the State of Nevada on September 6, 1995, which has not commenced operations. In 1998, the Company changed the name of its subsidiary to "Senior Channel, Inc."

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